EXHIBIT 99.2

FactorShres Trust
OFFICER’S CERTIFICATE

I, Samuel Masucci III, am the duly elected and acting President of FactorShares Trust, (the “Trust”) a Delaware corporation; and do hereby certify that the following are full, true and correct copies of certain resolutions adopted by the Board of Trustees of the Trust on November 21, 2013, and that such resolutions have not been rescinded, amended or modified and on the date hereof are in full force and effect:

WHEREAS, the Board of Trustees (the "Board") of FactorShares Trust (the "Trust") has determined that it is in the best interests of the Funds to renew fidelity bond coverage covering the Funds against larceny and embezzlement by, among others, officers and employees of the Funds, in accordance with the requirements of Rule 17g-1 promulgated by the U.S. Securities and Exchange Commission under Section 17(g) of the Investment Company Act, as amended;

NOW, THEREFORE, IT IS RESOLVED, that the Funds' fidelity bond coverage be renewed with National Union Fire Insurance Company of Pittsburgh, PA in the amount of $200,000 with an annual premium amount of approximately $ 864, for an additional one-year term upon its expiration on November 29, 2013;

FURTHER RESOLVED, that the amount of the fidelity bond coverage is approved after consideration of all factors deemed relevant by the Board, including, but not limited to, the existing and projected value of the aggregate assets of the Funds to which any covered person may have access, the estimated amount of the premium for such bond, the type and terms of the arrangements made for the custody and safekeeping for such assets and the nature of the securities held by each Fund;

FURTHER RESOLVED, that subject to the ratification of the Board, the officers of the Funds be, and hereby are, authorized to increase the amount of such bond as may be necessary to satisfy the requirements of Rule 17g-1(d) under the Investment Company Act of 1940; and

FURTHER RESOLVED, that any officer of the Funds is authorized to make any and all payments and do any and all other acts, in the name of the Funds and on their behalf, as they, or any of them, may determine to be necessary or desirable and proper with the advice of counsel in connection with the foregoing resolution.

IN WITNESS WHEREOF, I have hereunto signed my name this 30th day of December 2013.

/s/ Samuel Masucci III
Samuel Masucci III
President